CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Touchstone Funds Group Trust of:

1)	our report dated May 27, 2020, relating to the financial statements and financial highlights, which appears in AIG U.S. Government Securities Fund’s (one of the funds constituting SunAmerica Income Funds) Annual Report on Form N-CSR for the year ended March 31, 2020;

2)	our report dated December 23, 2020, relating to the financial statements and financial highlights, which appears in AIG Focused Dividend Strategy Fund’s and AIG Select Dividend Growth Fund’s (two of the funds constituting SunAmerica Series, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2020;

3)	our report dated December 23, 2020, relating to the financial statements and financial highlights, which appears in AIG Focused Growth Fund’s (one of the funds constituting SunAmerica Specialty Series) Annual Report on Form N-CSR for the year ended October 31, 2020; and

4)	our report dated February 25, 2021, relating to the financial statements and financial highlights, of AIG Senior Floating Rate Fund’s (constituting SunAmerica Senior Floating Rate Fund, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2020.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements and Experts” and “Target Fund Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 15, 2021